Exhibit 99.1

deCODE Announces Proposed Convertible Notes Offering

deCODE genetics (Nasdaq:DCGN) today announced that it proposes to make an offering of 3.5% Senior Convertible Notes due 2011. The size of the offering will be subject to market and other conditions. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Notes will be convertible into deCODE common stock at a price of $14 per share. The Notes have the same interest rate and conversion price as the existing 3.5% Senior Convertible Notes due 2011 issued in April 2004 and will otherwise have substantially similar terms but will be a separate series.

deCODE expects to use the proceeds of the proposed offering principally for advancing its drug and diagnostic discovery and development programs, as well as for general corporate purposes.

Neither the Notes nor the shares of common stock issuable upon conversion of the Notes have been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state.

Any statements contained in this press release that relate to future plans, events or performance, including the possible offering of the securities described in this release, the timing of such offering and the pricing and other terms associated with such securities, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission. These documents may be examined at public reference facilities maintained by the SEC or accessed through the SEC’s web site at http://www.sec.gov. deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.